Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc., Announces Fourth Quarter and

Fiscal 2009 Financial Results

•	Net Revenue less provision for uncollectibles for the quarter grows 5.2% to $348.8 million

•	Net loss of $14.5 million for the quarter, which included costs associated with our IPO and acquisition related charges totaling $24.1 million on an after-tax basis

•	Pro forma diluted net loss per share of $0.28; pro forma diluted net earnings per share of $0.19 after adjustments

•	Adjusted EBITDA (excluding the effects of professional liability loss reserve adjustments) for the quarter increased 34.8% to $31.5 million

•	Completion of Successful Initial Public Offering in December 2009

KNOXVILLE, Tenn. – February 9, 2010 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its fourth quarter and full fiscal year 2009.

“The fourth quarter of 2009 proved to be a landmark quarter for TeamHealth, and we are pleased to again report consistent improvement in our operating and financial performance for the fourth quarter and full year 2009,” said TeamHealth President and

Chief Executive Officer Greg Roth. “We are also very pleased to have successfully completed our initial public offering in December, which provides our organization with greater financial flexibility as we pursue our multiple growth initiatives in our market place, as evidenced by the completion of three acquisitions during the quarter,” added Roth.

Initial Public Offering

In December 2009, the Company completed its IPO of 13,300,000 shares. Including the subsequent exercise of the underwriters’ over-allotment option of 1,995,000 shares, a total of 15,295,000 shares were sold. Total outstanding common shares were 62,401,000 as of December 31, 2009, and total outstanding common shares after exercise of the over-allotment option were 64,396,000.

The Company’s net proceeds of approximately $168.5 million from the offering are being used for the pro rata redemption of approximately $157.5 million aggregate amount of its outstanding 11.25% Senior Subordinated Notes due 2013. TeamHealth completed the initial $136.9 million redemption on January 25, 2010, and the additional $20.6 million redemption using the over-allotment option proceeds is scheduled to be completed on February 12, 2010.

Fiscal 2009 Fourth Quarter Results

•	Net Revenue less provision for uncollectibles increased 5.2% to $348.8 million over the same period in the prior year.

•

Reported net loss of $14.5 million or $0.28 pro forma diluted net loss per share. Net Earnings were $9.6 million, or $0.19 pro forma diluted net earnings per share, after excluding costs associated with our IPO and acquisition related charges totaling $39.6 million on a pretax basis ($24.1 million after-tax)

•	Adjusted EBITDA (excluding the effects of professional liability loss reserve adjustments) increased 34.8% to $31.5 million over the same period in the prior year.

Net revenue less provision for uncollectibles (“revenue less provision”) in the fourth quarter of 2009 increased 5.2% to $348.8 million from $331.5 million in the fourth quarter of 2008. Net revenue less provision from same contracts and acquisitions contributed 6.1% and 1.1%, respectively, of the 5.2% growth between quarters. New contracts, net of terminations, excluding contracting changes within the military division, contributed 0.7% of growth. New contracts, net of terminations within the military division, unfavorably impacted quarter over quarter net revenue growth by 2.7%.

Same contract revenue less provision for the fourth quarter of 2009 increased 6.8% to $317.3 million from $297.0 million in the same period a year ago. During the fourth quarter of 2009, growth in same contract revenue less provision was positively impacted by an increase in fee for service visits and procedures of 9.7%, which contributed approximately 6.7% of same contract revenue growth between quarters, while increases in estimated collections per visit contributed approximately 1.3% of same contract growth. Declines in contract and other revenue, primarily associated with the locum tenens and military divisions, constrained same contract revenue growth by 1.2%. Acquisitions contributed $3.5 million of growth between periods while new sales, net of contracts that terminated in the period, contributed a decline in revenue of $6.5 million between periods. Excluding the impact of contracting changes within the military division, net new contract revenue increased by $2.3 million.

Reported net loss was $14.5 million in the fourth quarter of 2009, or $0.28 pro forma diluted net loss per share, compared to a net loss of $5.4 million, or $0.11 pro forma diluted net loss per share in the same quarter of 2008. Included in the fourth quarter 2009 results were one-time fees associated with the IPO of approximately $37.4 million and transaction and other costs of $2.2 million. Included in the fourth quarter 2008 results were an impairment charge of $9.1 million, $0.6 million in transaction costs and a $1.6 million gain on the extinguishment of debt. Financial results for the fourth quarter of 2008 also reflected an unfavorable adjustment to prior year professional liability reserves of $5.4 million associated with a revaluation of the discounted carrying value of the prior year professional liability reserves due to the decline in the interest rate environment during the fourth quarter of 2008. In the fourth quarter of 2009, no adjustments to professional liability reserves associated with prior years were recorded.

Adjusted EBITDA for the fourth quarter of 2009 was $31.5 million, an increase of 34.8% from $23.4 million in the same quarter of 2008 (excluding the effect of the professional liability loss reserve adjustment in 2008).

Fiscal 2009 Full Year Results

•	Net Revenue less provision for uncollectibles increased 6.9% to $1.42 billion over fiscal 2008.

•

Reported net earnings were $40.7 million or $0.82 pro forma diluted net earnings per share. Net earnings were $55.4 million, or $1.11 pro forma diluted net earnings per share, after excluding favorable professional liability loss reserve adjustments, costs associated with the IPO, and acquisition related and management fee charges totaling $23.7 million on a pretax basis ($14.7 million after-tax)

•	Adjusted EBITDA (excluding the effects of professional liability loss reserve adjustments) increased 21.8% to $149.7 million over fiscal 2008.

Revenue less provision for the year ended December 31, 2009, increased 6.9% to $1.42 billion from $1.33 billion in fiscal 2008. Revenue less provision from same contracts contributed 5.2% of growth between fiscal years while acquisitions contributed 0.9%. New contracts, net of terminations, excluding contracting changes within the military division, contributed 1.6% of growth. New contracts, net of terminations within the military division, unfavorably impacted net revenue growth by 0.8%.

Same contract revenue less provision for the year ended December 31, 2009, increased 6.1% to $1.21 billion from $1.14 billion in fiscal 2008. Same contract revenue growth during the year benefited from a 5.9% increase in fee for service visits and procedures which contributed approximately 4.1% of year-over-year growth, while increases in estimated collections per visit contributed an additional 1.8% of growth in same contract revenue between years. Acquisitions and new sales, net of contracts that terminated in the period, contributed $11.6 million and $10.7 million of growth between periods, respectively. Excluding the impact of contracting changes within the military division, net new contract revenue increased by $21.4 million.

Reported net earnings were $40.7 million, or $0.82 pro forma diluted net earnings per share, for the year ended December 31, 2009, compared to $44.7 million, or $0.91 pro forma diluted net earnings per share, in fiscal 2008. Financial results for the years ended December 31, 2009 and 2008 reflected reductions of professional liability reserves related to prior years of $18.8 million and $34.9 million, respectively.

Adjusted EBITDA (excluding the effects of professional liability loss reserve adjustments) for the year ended December 31, 2009, was $149.7 million, an increase of 21.8% from $122.9 million in fiscal 2008.

As of December 31, 2009, the Company had cash and cash equivalents of approximately $170.3 million and a revolving credit facility of $125.0 million (without giving effect to $7.7 million of undrawn letters of credit). Included in the cash and cash equivalents were proceeds of the IPO that have since been applied to debt reduction. Excluding the IPO proceeds, cash was approximately $23.7 million. During the year ended December 31, 2009, the Company made scheduled debt payments of $4.3 million. As a result, the Company’s total outstanding debt as of December 31, 2009, was $611.0 million and there were no amounts outstanding under the revolving credit facility. After giving effect to the redemptions of the 11.25% Senior Subordinated Notes in January and February of 2010 in the aggregate amount of $157.5 million, total outstanding debt will be $453.5 million.

Cash flow provided by operations for the year ended December 31, 2009, increased to $82.8 million compared to $62.0 million for fiscal 2008. Included within operating cash flow in 2009 was approximately $32.7 million of cash costs associated with the IPO. Excluding after tax costs associated with the IPO, 2009 operating cash flows would have been $103.1 million. Contributing to the increase in operating cash flow between years were improvements in profitability, lower levels of accounts receivable funding, and reductions in interest payments during fiscal 2009 compared to fiscal 2008.

“Our focus on reducing our cost structure and enhancing our revenue cycle process not only aligned our operations with current market conditions, but has also generated increased cash flow that has provided greater financial flexibility in making further investments in the growth and efficiency of our business. Our organization is in a stronger strategic position, and we are excited about the opportunities to accelerate our gains in profitable market share and to drive increasing value for our shareholders.” concluded Roth.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “The financial benefits from our IPO, combined with the consistency of our financial performance, will continue to enable us to recruit and retain high quality physicians and other clinicians who do an outstanding job of caring for the patients of our hospital clients. Additionally, our financial performance allows us to continue to invest in resources that support our clinicians and drive value for our hospital clients.”

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, February 10, to discuss its fiscal fourth quarter and full-year 2009 results at 10:00 a.m. (Eastern Standard Time). The conference call can be accessed live over the phone by dialing 1-877-941-8418, or for international callers, 1-480-629-9809. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325, or for international callers, 1-303-590-3030. The passcode for the live call and the replay is 4203264. The replay will be available until February 17, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s Web site and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its seven principal service lines located in 13 regional sites, TeamHealth’s more than 5,900 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, teleradiology, and pediatric staffing and management services to more than 530 civilian and military hospitals, clinics, and physician groups in 48 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliation

This release includes a table that sets forth a reconciliation of net earnings (loss) to Adjusted EBITDA. Adjusted EBITDA under the indenture governing the 11.25% Senior Subordinated Notes is defined as net earnings (loss) before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	As of December 31,
	2008	2009
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$46,398	$170,331
Accounts receivable, less allowance for uncollectibles of $158,685 and $178,712 in 2008 and 2009, respectively	237,790	237,703
Prepaid expenses and other current assets	15,467	17,040
Receivables under insured programs	27,145	17,615
Income tax receivable	3,446	—

Total current assets	330,246	442,689
Investments of insurance subsidiary	87,413	86,975
Property and equipment, net	27,477	28,850
Other intangibles, net	32,438	59,505
Goodwill	149,763	213,978
Deferred income taxes	47,915	44,880
Receivables under insured programs	20,589	24,708
Other	30,940	39,361

	$726,781	$940,946

Liabilities and members’ and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$13,451	$17,472
Accrued compensation and physician payable	111,556	124,380
Other accrued liabilities	82,012	83,955
Income tax payable	—	2,979
Current maturities of long-term debt	4,250	161,752
Deferred income taxes	33,231	34,764

Total current liabilities	244,500	425,302
Long-term debt, less current maturities	611,025	449,273
Other non-current liabilities	154,930	158,703
Members’ and shareholders’ equity (deficit):
Class A equity units	339,070	—
Class B equity units	1,028	—
Class C equity units	616	—
Common stock, 100,000 shares authorized and 62,401 shares issued and outstanding at December 31, 2009	—	624
Additional paid-in capital	—	490,989
Accumulated deficit	(622,234)	(582,708)
Accumulated other comprehensive loss	(2,154)	(1,237)

Total members’ and shareholders’ deficit	(283,674)	(92,332)

	$726,781	$940,946

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,
	2008	2009
	(In thousands, except per share data)
Net revenues	$571,040	$615,273
Provision for uncollectibles	239,531	266,489

Net revenues less provision for uncollectibles	331,509	348,784
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	267,379	273,823
Professional liability costs	18,233	13,033
General and administrative expenses	28,665	37,043
Management fee and other expenses	856	33,354
Impairment of intangibles	9,134	—
Depreciation and amortization	4,722	4,784
Interest expense, net	11,816	9,008
Gain on extinguishment of debt	(1,640)	—
Transaction costs	581	1,542

Loss before income taxes	(8,237)	(23,803)
Benefit from income taxes	(2,841)	(9,277)

Net loss	$(5,396)	$(14,526)

Pro forma net loss per share
Basic	$(.11)	$(.28)

Diluted	$(.11)	$(.28)

Pro forma weighted average shares outstanding
Basic	48,807	51,189
Diluted	48,807	51,189

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2008	2009
	(In thousands, except per share data)
Net revenues	$2,291,812	$2,483,275
Provision for uncollectibles	960,495	1,059,834

Net revenues less provision for uncollectibles	1,331,317	1,423,441
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,046,806	1,102,091
Professional liability costs	15,247	32,178
General and administrative expenses	116,942	130,226
Management fee and other expenses	3,602	35,676
Impairment of intangibles	9,134	—
Depreciation and amortization	17,281	18,813
Interest expense, net	45,849	36,679
Gain on extinguishment of debt	(1,640)	—
Transaction costs	2,386	2,120

Earnings before income taxes	75,710	65,658
Provision for income taxes	31,044	24,953

Net earnings	$44,666	$40,705

Pro forma net earnings per share
Basic	$.91	$.82

Diluted	$.91	$.82

Pro forma weighted average shares outstanding
Basic	48,876	49,427
Diluted	49,311	49,747

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended December 31,
	2008	2009
	(In thousands)
Operating activities
Net loss	$(5,396)	$(14,526)
Adjustments to reconcile net loss:
Depreciation and amortization	4,722	4,784
Amortization of deferred financing costs	521	481
Employee equity based compensation expense	186	4,872
Provision for uncollectibles	239,527	266,489
Impairment of intangibles	9,134	—
Deferred income taxes	(345)	218
Gain on extinguishment of debt	(1,640)	—
Loss on disposal of equipment	15	10
Equity in joint venture income	1,038	867
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(251,250)	(260,704)
Prepaids and other assets	4,215	(798)
Income tax accounts	(8,036)	(9,357)
Accounts payable	3,448	183
Accrued compensation and physician payable	872	(2,216)
Other accrued liabilities	(6,924)	6,291
Professional liability reserves	9,015	1,626

Net cash used in operating activities	(898)	(1,780)
Investing activities
Purchases of property and equipment	(4,800)	(6,369)
Cash paid for acquisitions, net	—	(87,599)
Purchases of investments at insurance subsidiary	(31,685)	(18,035)
Proceeds from investments at insurance subsidiary	27,856	25,506
Other investing activities	13	19

Net cash used in investing activities	(8,616)	(86,478)
Financing activities
Payments on notes payable	(1,063)	(1,063)
Payments on 11.25% senior subordinated notes	(9,999)	—
Proceeds from sale of common shares	—	146,656
Redemptions of common units	(43)	2

Net cash (used in) provided by financing activities	(11,105)	145,595

(Decrease) increase in cash and cash equivalents	(20,619)	57,337
Cash and cash equivalents, beginning of period	67,017	112,994

Cash and cash equivalents, end of period	$46,398	$170,331

Supplemental cash flow information:
Interest paid	$17,464	$14,086
Taxes paid	$6,234	$29

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2009
	(In thousands)
Operating activities
Net earnings	$44,666	$40,705
Adjustments to reconcile net earnings:
Depreciation and amortization	17,281	18,813
Amortization of deferred financing costs	2,082	2,035
Employee equity based compensation expense	625	5,430
Provision for uncollectibles	960,495	1,059,834
Impairment of intangibles	9,134	—
Deferred income taxes	19,519	3,000
Gain on extinguishment of debt	(1,640)	—
Loss on disposal of equipment	78	84
Equity in joint venture (income) loss	64	(606)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(975,682)	(1,052,755)
Prepaids and other assets	(8,250)	(12,456)
Income tax accounts	(4,709)	6,694
Accounts payable	1,254	3,765
Accrued compensation and physician payable	9,389	11,803
Other accrued liabilities	(2,999)	4,826
Professional liability reserves	(9,336)	(8,331)

Net cash provided by operating activities	61,971	82,841
Investing activities
Purchases of property and equipment	(12,141)	(11,613)
Cash paid for acquisitions, net	(7,513)	(90,386)
Purchases of investments at insurance subsidiary	(180,578)	(110,997)
Proceeds from investments at insurance subsidiary	170,447	113,388
Other investing activities	13	28

Net cash used in investing activities	(29,772)	(99,580)
Financing activities
Payments on notes payable	(4,250)	(4,250)
Payments on 11.25% senior subordinated notes	(9,999)	—
Proceeds from sale of common shares	—	146,656
Redemptions of common units	(1,842)	(1,734)

Net cash (used in) provided by financing activities	(16,091)	140,672

Increase in cash and cash equivalents	16,108	123,933
Cash and cash equivalents, beginning of year	30,290	46,398

Cash and cash equivalents, end of year	$46,398	$170,331

Supplemental cash flow information:
Interest paid	$48,550	$36,512
Taxes paid	$16,392	$15,389

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Team Health Holdings, Inc.

Adjusted EBITDA

The following table sets forth a reconciliation of net earnings (loss) to Adjusted EBITDA. Adjusted EBITDA under the indenture governing the senior subordinated notes is defined as net earnings (loss) before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our financial flexibility under our indenture covenants. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

	Year Ended December 31,		Three Months Ended December 31,
	2008	2009	2008	2009
	(In thousands)
Net earnings (loss)	$44,666	$40,705	$(5,396)	$(14,526)
Interest expense, net	45,849	36,679	11,816	9,008
Provision for (benefit from) income taxes	31,044	24,953	(2,841)	(9,277)
Depreciation and amortization	17,281	18,813	4,722	4,784
Impairment of intangibles(a)	9,134	—	9,134	—
Management fee and other expenses(b)	3,602	35,676	856	33,354
Gain on extinguishment of debt(c)	(1,640)	—	(1,640)	—
Transaction costs(d)	2,386	2,120	581	1,542
Stock based compensation expense(e)	625	5,430	186	4,872
Insurance subsidiary interest income	3,341	2,812	301	674
Severance and other charges	1,549	1,355	209	1,054

Adjusted EBITDA*	$157,837	$168,543	$17,928	$31,485

*	Adjusted EBITDA totals are not adjusted for the effects of professional liability loss reserve adjustments associated with prior years of $34,927, $18,824 and ($5,437) for the years ended December 31, 2008 and 2009, and the three months ended December 31, 2008, respectively. Adjusting for the effects of professional liability loss reserve adjustments associated with prior years, Adjusted EBITDA would have been reduced to $122,910 and $149,719 for the years ended December 31, 2008 and 2009, respectively and increased to $23,365 for the three months ended December 31, 2008. There was no adjustment to professional liability reserves associated with prior years in the fourth quarter of 2009.
(a)	Includes impairment of goodwill.
(b)	Reflects management sponsor fees (including $32,719 paid in conjunction with the IPO), loss on disposal of assets and realized gains on investments.
(c)	Reflects the gain on the retirement of a portion of the 11.25% Senior Subordinated Notes, net of write-off of deferred financing costs.
(d)	Reflects expenses associated with acquisition transaction fees.
(e)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the Team Health Inc. 2005 Unit Plan and, for the 2009 periods, reflects $4,682 of expense related to options granted in conjunction with the December 2009 IPO.

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended December 31,
	2008	2009
	(In thousands)
Same contracts:
Fee for service revenue	$201,870	$225,631
Contract and other revenue	95,167	91,691

Total same contracts	297,037	317,322
New contracts, net of terminations:
Fee for service revenue	13,558	17,055
Contract and other revenue	20,914	10,894

Total new contracts, net of terminations	34,472	27,949
Acquired contracts:
Fee for service revenue	—	3,505
Contract and other revenue	—	8

Total acquired contracts	—	3,513
Consolidated:
Fee for service revenue	215,428	246,191
Contract and other revenue	116,081	102,593

Total net revenue less provision for uncollectibles	$331,509	$348,784

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended December 31,
	2008	2009
	(In thousands)
Fee for service visits and procedures:
Same contract	1,674	1,837
New and acquired contracts, net of terminations	137	188

Total fee for service visits and procedures	1,811	2,025

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Year Ended December 31,
	2008	2009
	(In thousands)
Same contracts:
Fee for service revenue	$783,264	$851,188
Contract and other revenue	354,727	356,650

Total same contracts	1,137,991	1,207,838
New contracts, net of terminations:
Fee for service revenue	82,084	95,531
Contract and other revenue	107,379	104,591

Total new contracts, net of terminations	189,463	200,122
Acquired contracts:
Fee for service revenue	3,849	15,449
Contract and other revenue	14	32

Total acquired contracts	3,863	15,481
Consolidated:
Fee for service revenue	869,197	962,168
Contract and other revenue	462,120	461,273

Total net revenue less provision for uncollectibles	$1,331,317	$1,423,441

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Year Ended December 31,
	2008	2009
	(In thousands)
Fee for service visits and procedures:
Same contract	6,539	6,923
New and acquired contracts, net of terminations	835	979

Total fee for service visits and procedures	7,374	7,902